NATIONSBRIDGE, L.L.C.                          NBD BANK
100 NORTH TRYON STREET                         1116 WEST LONG LAKE ROAD
NC1-007-07-01                                  BLOOMFIELD HILLS, MICHIGAN 48302
CHARLOTTE, NORTH CAROLINA 28255

                   The following letter is confidential and therefore shall not be disclosed by you to any third party or governmental entity without the prior written consent of NationsBridge, L.L.C. and NBD Bank, except to your attorneys, accountants and financial advisors in conjunction with the transactions contemplated herein.

                        May 2, 1997, as amended and restated as of May 9, 1997

Riddell Sports Inc.
900 Third Avenue
New York, New York 10022
Attention:  David Groelinger

                  Re:  Bridge Commitment Letter

Dear David:

You have advised NationsBridge, L.L.C. ("NationsBridge") and NBD Bank ("NBD", and, collectively with NationsBridge, the "Purchasers") that Riddell Sports Inc., a Delaware corporation ("Riddell"), has formed Cheer Acquisition Corp., a Tennessee corporation ("OPCO"), for the purpose of acquiring (the "Acquisition") all of the outstanding common stock, par value $.01 per share (the "Target Stock"), of Varsity Spirit Corporation, a Tennessee corporation (the "Target"). As soon as practicable following the Acquisition, the Target and OPCO will merge (the "Merger"), with the Target surviving such Merger (as such survivor, the "Company"). Following the Merger, Riddell will own 100% of the fully-diluted common stock of the Company, and no other person shall own any share of the common stock of the Company or any right to acquire any such stock.

We also understand that up to approximately $136.0 million of new funds will be required to consummate the Acquisition, refinance existing indebtedness of both Riddell and the Target and to pay transaction costs in connection therewith. Of such amount, at least $35.0 million would be provided for working capital purposes through borrowings by Riddell under a revolving loan facility (the "Bank Financing") made available by a bank group led by NationsBank, N.A. and NBD. Riddell will contribute the proceeds of the Securities (as defined below) and the Bank Financing to OPCO for the purpose of consummating the Acquisition. The Acquisition, the Merger, the Bank Financing and the issuance and sale of the Securities are herein referred to as the "Transaction."

In connection with the foregoing, we are pleased to advise you that the Purchasers hereby severally commit (the "Commitment"), subject to the terms and conditions set out


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Riddell Sports Inc.
May 2, 1997, as amended and
 restated as of May 9, 1997
below (including the exhibits hereto which are incorporated into and made a part of this Bridge Commitment Letter), that they and/or one or more of their respective affiliates or other purchasers arranged by the Purchasers will purchase $100.0 million in aggregate principal amount of senior secured bridge notes (the "Bridge Notes"), the proceeds of which, together with the Bank Financing, will be used to consummate the Acquisition, refinance existing indebtedness and pay related transaction costs. NationsBridge's commitment, on a several basis and not jointly with NBD, is to purchase $80.0 million in aggregate principal amount of Bridge Notes (subject to the limitation set forth in the proviso to "Principal Amount" contained in Exhibit A hereto). NBD's commitment, on a several basis and not jointly with NationsBridge, is to purchase $20.0 million in aggregate principal amount of Bridge Notes. The principal terms of the Bridge Notes are set forth in Exhibit A.

You have advised us that the Commitment is a condition precedent to the signing of definitive purchase and sale agreements relating to the Acquisition. You have also advised us that a copy of this letter (the "Bridge Commitment Letter"), and the attached Summaries of Indicative Terms and Conditions (Exhibits A and B), but not Exhibits C and D, will be provided to the Target, but that you understand that our several obligations to make any monies available to Riddell are subject expressly to the execution and delivery of definitive documentation, including without limitation, a definitive securities purchase agreement satisfactory to us and covering the matters expressly referred to herein and covering such other matters as we may reasonably request, and related documents such as an indenture and a warrant agreement (together with the securities purchase agreement, the "Definitive Documents"), which Definitive Documents shall be substantially consistent with the terms of this Bridge Commitment Letter and the exhibits attached hereto, and satisfaction of the other conditions precedent set out in Exhibit A hereto.

Riddell agrees to pay to the Purchasers a commitment fee (which will be paid to each Purchaser pro rata based on the Commitment of such Purchaser) in an amount equal to $3.0 million, which was earned and paid in cash on the acceptance of the Bridge Commitment Letter dated May 2, 1997, which this Bridge Commitment Letter amends and restates in its entirety. If the Acquisition does not close solely as the result of any event described in Section 7.1(b)(ii) of the draft of the acquisition agreement attached hereto as Annex 1 or in paragraph (a) or
(b) of Annex A to such draft, the Purchasers will refund to Riddell a portion of such fee in an amount equal to $500,000.

You have also advised us that Riddell intends to proceed with the issuance of up to $100.0 million in aggregate principal amount of debt or equity securities to consummate the Transaction and/or to refinance the Bridge Securities (all such securities, including any Refinancing Securities (as defined below), the "Securities") of Riddell in a registered public offering or in a private placement for resale pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), the proceeds of which will be utilized to fund, in part, the Acquisition in lieu of the Bridge Notes or to refinance the Bridge Notes (the "Refinancing Securities").

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Riddell Sports Inc.
May 2, 1997, as amended and
 restated as of May 9, 1997

The Commitment is not assignable by you. Nothing in this Bridge Commitment Letter, express or implied, shall give any person, other than the parties hereto, any benefit or any legal or equitable right, remedy or claim under this Bridge Commitment Letter.

Riddell agrees to indemnify and hold the Purchasers and their respective affiliates harmless to the extent set forth in Exhibit D to this Bridge Commitment Letter to reimburse the Purchasers for all reasonable costs and expenses (including but not limited to reasonable legal fees and disbursements) incurred or made in connection with the Commitment, the Securities and the preparation, execution and delivery of the Definitive Documents, regardless of whether or not the Definitive Documents are executed or the Transaction closes.

Additionally, following public announcement of the Acquisition, you agree to allow each of the Purchasers or any of their respective affiliates to reference this Commitment for the benefit of promoting the Purchasers and such affiliates.

This Bridge Commitment Letter and the attached Exhibits A, B, C and D set forth the entire understanding of the parties as to the scope of the Commitment and the Purchasers' several obligations thereunder. Capitalized terms used in such Exhibits without definition shall have the meanings provided herein. This Commitment will expire upon the earliest of (i) the closing of the Acquisition without the issuance of the Bridge Notes; (ii) termination of the Acquisition;
(iii) the acceptance of an offer for the purchase of the Target other than Riddell's offer, or (iv) at 5:00 p.m., New York City time, on May 9, 1997 unless accepted prior to such time; provided, however, after acceptance, the Commitment hereunder will terminate on September 5, 1997 (unless funding of the Bridge Notes has occurred by such time).

In conjunction with the services and transactions contemplated hereby, Riddell agrees that each Purchaser is permitted to access, use or share with any of its bank or non-bank affiliates, agents or representatives, any information concerning Riddell, OPCO, the Target and their respective affiliates that is or may come into the possession of such Purchaser or any of such affiliates. Each Purchaser and its affiliates will treat confidential information relating to OPCO, Riddell, the Target (if and so long as the use and/or dissemination of such information is not otherwise prohibited by the terms of the confidentiality agreement between Riddell and the Target) and their respective affiliates with the same degree of care as they treat their own confidential information.

Except as required by applicable law, this Bridge Commitment Letter and the contents hereof shall not be disclosed by you to any third party without the prior written consent of the Purchasers, and other than to your attorneys, financial advisors and accountants and to the Target (including its board of directors, senior management, attorneys and financial advisors), in each case only to the extent necessary in your reasonable judgment; provided, however, that Exhibits C and D hereto shall not be disclosed to the Target (including its board of directors, senior management, attorneys and financial

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Riddell Sports Inc.
May 2, 1997, as amended and
 restated as of May 9, 1997
advisors). Without limiting the foregoing, in the event that you disclose the contents of this letter or any of its Exhibits in contravention of the preceding sentence, you shall be deemed to have accepted the terms of this letter.

THIS BRIDGE COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN SUCH STATE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF NATIONSBRIDGE, NBD AND RIDDELL HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE PROVISIONS OF THE COMMITMENT AND IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH SUIT, ACTION, OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT. EACH OF NATIONSBRIDGE, NBD AND RIDDELL WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDINGS BROUGHT IN ANY SUCH COURT, AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.


                            [Signature Page Follows]

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Riddell Sports Inc.
May 2, 1997, as amended and
 restated as of May 9, 1997

Please indicate your acceptance of our Commitment and your agreement to the matters contained in this Bridge Commitment Letter and the exhibits hereto by executing this document prior to the time of expiration set forth above.

                                      Sincerely,

                                      NATIONSBRIDGE, L.L.C.


                                      By: /s/ Lynne Wertz
                                          Name: Lynne Wertz
                                          Title: Director

                                      NBD BANK

                                      By: /s/ Jon P. Dady
                                          Name: Jon P. Dady
                                          Title: First Vice President


Accepted and Agreed to as of this
9th day of May, 1997:

RIDDELL SPORTS INC.

By: /s/ David Groelinger
    Name: David Groelinger
    Title: Executive Vice President
           and Chief Financial Officer